PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 27 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                           April 4, 1997
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes



     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any April 23 or October 23, commencing April 23, 1999.

Principal Amount:         $45,000,000

Maturity Date:            April 23, 2017

Settlement Date
      (Original Issue
      Date):              April 23, 1997

Interest Accrual
      Date:               April 23, 1997

Issue Price:              100%

Specified Currency:       U.S. Dollars

Redemption
      Percentage:         100%

Redemption Dates:         Redeemable in whole, but not in part, at the option
                          of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any April 23 or October 23, commencing April 23, 1999

Annual Redemption
      Percentage
      Reduction:          N/A

Interest Rate:            8.00% per annum

Interest Payment
      Dates:              Each April 23 and October 23, commencing
                          October 23, 1997

Interest Payment
      Period:             Semi-annually

Total Amount of OID:      N/A

Original Yield to
      Maturity:           N/A

Initial Accrual
      Period OID:         N/A

Book Entry Note or
      Certificated Note:  Book Entry Note

Senior Note or
      Subordinated Note:  Senior Note

Trustee:                  The Chase Manhattan Bank

Minimum
      Denomination:       $1,000

CUSIP:                    61745EKB6



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                   Incorporated